Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements on the Post-Effective Amendment No. 1 on Form S-3 to Form S-1 (File Nos. 333-267142 and 333-264646) and related prospectus of our report dated March 8, 2023, with respect to the financial statements of Blue Water Biotech, Inc., formerly known as Blue Water Vaccines Inc., (the “Company”) as of December 31, 2022 and 2021, and for the two years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

April 28, 2023